Exhibit 19.1
Anti-Insider Trading Policy

1.    Purpose

This policy provides all Company Persons and Directors with the restrictions and necessary guidelines for anti-insider trading.

Superseding all established and existing company guidelines and/or policies and procedures on anti-insider restrictions, this policy is effective January 1, 2003 and remains in effect subject to any amendments or restatements.

As a publicly traded company, American Tower and all of its Directors and Company Persons have certain legal obligations under the federal securities laws. One of ATC’s most important responsibilities is to comply with the laws prohibiting insider trading. Insider trading involves buying or selling common stock or other securities of ATC, gifts of common stock or other securities of ATC, options to acquire common stock or other securities of ATC or engaging in other transactions involving ATC’s stock or other securities that are tantamount to buying, selling or gifting, directly or indirectly, by any individual while aware of Material, Non-Public Information. An insider trading violation may result in the disgorging of profits, monetary penalties and/or criminal sanctions as well as negatively affecting an individual’s reputation and professional and personal life. ATC has adopted this Anti-Insider Trading Policy to inform all Company Persons of their obligations and to prevent inadvertent violations of insider trading rules. The goal is to prevent any improper securities trading by anyone employed by, or associated with, ATC.

Upon hire, all Company Persons must read this policy carefully, sign the Certification form and return it to the Corporate Human Resources Department in Boston, to indicate understanding of this policy and agreement to follow its terms. On an annual basis, all Employees will be required to complete an electronic form which will certify that he/she has read, understands, and agrees to continue to comply with the policy.

It is the responsibility of all managers and supervisors to communicate this policy to their Company Persons.

On an annual basis, all Directors must read this policy carefully and sign the Certification form and return it to the Corporate Legal Department in Boston, Attn: Corporate General Counsel, to indicate that he/she has read, understands, and agrees to comply with the policy.

2.    Scope

This policy applies to all Company Persons of American Tower Corporation, its affiliates and subsidiaries, and its Board of Directors.

Any Company Person who fails to follow this policy will be disciplined, up to and including dismissal for cause, and will also subject any Director who fails to follow this policy to removal proceedings.

Any questions regarding this policy or insider trading in general should be directed to the Corporate General Counsel or the Senior Vice President and Chief Human Resources Officer in Boston at 617-375-7500.

3.    Definitions

3.1	Company or “ATC” or American Tower	American Tower Corporation, its subsidiaries and affiliates.
3.2	Company Person	An Employee or contractor of the Company
3.3	Director	A member of the Board of Directors of American Tower or a member of the Boards of Directors of any of the subsidiaries or affiliates of American Tower.
3.4	DRIP	Dividend Reinvestment Plan
3.5	Employee	An individual who is employed by American Tower.
3.6	ESPP	American Tower 2000 Employee Stock Purchase Plan
3.7	Executive Officer	An individual identified as an Executive Officer in ATC’s Annual Report to Stockholders, Proxy Statement for its Annual Meeting and other periodic filings by the Company with the Securities and Exchange Commission.
3.8	Immediate Family Member	The Company Person’s spouse, brother, sister, parents, children, step-children, father-in-law, mother-in-law, sister-in-law, brother-in-law, son-in-law, daughter-in-law, grandparent, and any other member of the Company Person’s household.
3.9	Insider	A Director of American Tower or any of its subsidiaries or affiliates, an Executive Officer or a Key Employee.
3.10	Key Employee	An Employee or Company Person holding the titles or performing the duties set forth on Schedule I of this policy.

3.11	Material or Non-Public Information
Material Information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock or other securities – in short, any information that could reasonably be expected to affect the price of ATC stock or other securities.
Information is considered to be Non-Public until it has been publicly disseminated through a widespread public press release issued through a major newswire, national news or financial news service, an SEC filing or some other form of mass media, and a reasonable amount of time has passed to permit the stock market to absorb the news.

3.12	NYSE	New York Stock Exchange

3.13	Pension Fund Blackout Period
A pension fund blackout period means any period of more than three consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans (as defined under the Employee Retirement Income Security Act of 1974, but excluding a one-participant retirement plan) maintained by the Company to purchase, sell or otherwise acquire or transfer an interest in any equity security of the Company held in such an individual account plan is temporarily suspended by the Company or a fiduciary of the plan. A pension fund blackout period does not include the following periods which the SEC exempts from the definition of “blackout period” under Regulation BTR: (i) regularly scheduled and timely disclosed periods during which plan participants may not transfer their interests in Company equity securities; and (ii) blackout periods imposed in connection with persons commencing or ceasing participation in the plan by reason of a merger, acquisition or divestiture.
The prohibitions on purchases, sales, acquisitions and transfers of Company equity securities during pension fund blackout periods also do not apply to any transactions exempted by SEC rule from such prohibitions under Regulation BTR.

3.14	SEC	Securities and Exchange Commission
3.15	Temporary Insiders	Anyone working on a project, acquisition or contract that involves access to Material, Non-Public Information, such as working on due diligence for a material acquisition. People who are considered as being Temporary Insiders by the Company will be notified of this status.
3.16	Tipping	Tipping is the disclosing of Material, Non-Public Information about the Company to outsiders who may then use the information to trade in the Company’s securities.

3.17	Trading Day	ATC stock is traded on the New York Stock Exchange. Currently, trading on the NYSE commences at 9:30 a.m. and ends at 4:00 p.m. Eastern time. If either the NYSE changes its trading hours or American Tower stock becomes listed or quoted on another stock exchange, the definition of Trading Day would change accordingly.
3.18	Trading Plan	A binding contract, written plan or specific instruction that complies with Rule 10b5-1.

4.    Policy

It is ATC’s policy that trading on inside information and Tipping inside information are prohibited and no Director or any Company Person of American Tower or any of its subsidiaries or affiliates, or any person related to such person, may:

•Buy, sell or gift stock or other securities of American Tower, or engage in any other securities transactions involving or relating to American Tower stock or other securities, while aware of Material, Non-Public Information concerning ATC; or

•Disclose such information directly or indirectly to others who may then trade on it.

This is a self-disclosing policy. Securities transactions will be viewed after the fact by regulators with the benefit of 20/20 hindsight and with highly sophisticated investigatory tools at their disposal. Accordingly, before engaging in any transaction, individuals should carefully consider how regulators and others might view the transaction with such hindsight. Company Persons and Directors must determine whether they possess inside information or whether they are allowed to engage in a specific transaction. They should contact the Corporate General Counsel or the senior member of the Corporate Legal Department who oversees SEC compliance if they have any questions concerning this policy or whether they possess inside information. It is important to remember that Company Persons have the responsibility for adhering to this policy and avoiding improper transactions.

Company Persons and Directors should also be aware of the fact that, under existing law, their obligations with respect to trading in ATC securities, while in the possession of Material, Non-Public Information, continues after the termination of employment. Accordingly, after leaving the Company, if Company Persons have any such Material, Non-Public Information, they must refrain from trading in ATC securities until that information becomes public or is no longer material.

The above restrictions also apply to transacting in the securities of another company while in possession of Material, Non-Public Information related to such other company (which could include information related to ATC), when that information is obtained in the course of employment with, or other services performed on behalf of ATC.

5.    Specifics

5.1 Material Information

Material Information is any information that a reasonable investor would consider important in a decision to buy, hold, sell or gift stock or other securities – in short, any information that could reasonably be expected to affect the price of ATC stock or other securities.

While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

•Financial results, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•Earnings estimates or changes in previously announced earnings estimates.
•Company projections and strategic plans.
•Potential significant mergers and acquisitions or the sale of significant assets, including subsidiaries or affiliates.
•New major contracts, leases, orders, suppliers, customers, joint ventures or finance sources, or the loss thereof.
•Major discoveries or significant changes or developments in products or product lines, research or technologies.
•Significant expansion or curtailment of operations.
•Significant pricing changes.
•Stock splits or changes in Company dividend policies or amounts.
•Share repurchase programs.
•Public or private equity offerings, or other offerings outside of the ordinary course.
•Significant changes in senior management.
•Significant cybersecurity risks and incidents.
•Significant labor disputes or negotiations.
•Actual or threatened major litigation, or the resolution of such litigation.

This list is not exhaustive and other types of information may be deemed to be material at any particular time, depending upon the circumstances.

5.2 Non-Public Information

Information is considered to be Non-Public until it has been publicly disseminated through a widespread public press release issued through a major newswire, national news or financial news service, an SEC filing or some other form of mass media and a reasonable amount of time has passed to permit the stock market to absorb the news. For the purposes of this policy, information will be considered public, i.e., no longer Non-Public, after one full Trading Day following the Company’s widespread public release of the information.

Example: If the Company issues a press release at 10:00 a.m. on Monday, the information is not considered public until after the close of trading on Tuesday because the news must be available for one full Trading Day and Monday is not a full Trading Day because of the 10:00 a.m. release. If, however, the news were released before the market opens on Monday, then the news would be public after the close of trading on Monday because it will have been available for one full Trading Day.

5.3 Tipping

Tipping is disclosing Material, Non-Public Information about the Company to outsiders, who may then use the information to trade in the Company’s securities. No Director, Executive Officer or other Company Person may share Material, Non-Public Information concerning American Tower with any other person, including but not limited to Immediate Family

Members, analysts, individual investors, and members of the investment community and news media. The civil and criminal penalties described in this policy apply whether or not the Company Person derives any financial benefit from another’s actions. Much of the litigation and enforcement actions in recent years have been filed against Insiders providing such information.

This prohibition includes giving trading advice without actually disclosing the inside information, such as a general statement that, “I would sell now if I were you, but I can’t tell you why.” This policy prohibits Company Persons from giving trading advice concerning the Company to anyone, even when they do not possess Material, Non-Public Information about the Company.

5.4 Covered Individuals

This policy applies to all Directors and Company Persons of American Tower or any of its subsidiaries or affiliates. It also applies to Company Persons’ Immediate Family Members and all individuals living in the Company Person’s household to the same extent that it applies to Company Persons.

The window period compliance and pre-clearance procedure described under Additional Procedures for Insiders applies to Company Persons if they are a Director of American Tower or any of its subsidiaries or affiliates, an Executive Officer or a Key Employee, collectively, “Insiders.” It also applies to all non-Employee Directors of American Tower or any of its subsidiaries or affiliates.

5.5 Unsolicited Information

Company Persons cannot lawfully buy, sell or gift or tip others to buy, sell or gift or give trading advice regarding the securities of another company based on Material, Non-Public Information that they are aware of through their employment by the Company or by their membership on ATC’s Board of Directors.

5.6 Covered Transactions

This policy covers all transactions in all securities of American Tower, including common stock and options to purchase common stock, convertible notes and warrants, and any other type of securities that the Corporation may issue, such as preferred stock, debt securities, exchange traded options or other derivative securities. Even securities transactions that may appear to be necessary or justifiable for independent reasons, such as the need to raise money for an emergency, are covered by this policy.

5.7 Treatment of Employee Benefit Plans, Mutual Funds and DRIPs

5.7.1 Employee Benefit Plans

The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or Employees to Employee benefit plans, such as American Tower’s Retirement Savings Plan or the Employee Stock Purchase Plan (ESPP), which are used to purchase Company stock pursuant to the Employee’s advance instructions. However, no one covered by the policy may alter their instructions regarding the purchase or sale of Company securities in such plans while being aware of Material, Non-Public Information.

5.7.2 Equity Plans

This policy applies to the sale of American Tower stock that is received upon exercise of stock options and to so-called cashless exercise of stock options. If a Company Person or Director exercises a stock option and holds the stock received, this policy does not apply until the subsequent sale of the stock.

5.7.3 Mutual Funds and Exchange-Traded Funds

This policy does not apply to any investment a Company Person holds in an open-end mutual fund or an exchange-traded fund, even though such funds may from time to time buy or sell American Tower stock, provided the Employee does not control the investment decisions of the fund manager.

5.7.4 DRIPs

The trading prohibitions and restrictions set forth in this policy do not apply to purchases of American Tower stock under a DRIP offered by a broker resulting from your reinvestment of dividends paid on American Tower stock, provided that the election to participate or terminate participation in such plan, or to change the level of participation is made during a window period. This policy does apply to your sale of any American Tower stock purchased pursuant to such a plan.

5.8 Hedging and Pledging of Company Stock

As a policy matter, ATC does not want its Directors, Executive Officers or Company Persons to be in a position to profit from a fall in the price of ATC stock or other securities. Accordingly, Directors, Executive Officers and Company Persons are prohibited from speculating in American Tower’s securities, which includes, but is not limited to, entering into hedging transactions, short selling or any other type of arrangement that is designed, or may reasonably be expected, to have the effect of hedging or offsetting a decrease in the market value of any securities of American Tower, such as put or call options, collars, prepaid variable forward contracts, equity swaps or exchange funds. Directors, Executive Officers and those Key Employees who are subject to Section 16 of the Securities and Exchange Act of 1934 are also prohibited from pledging American Tower securities as collateral for indebtedness.

5.9 Trading During Pension Fund Blackout Periods

No Director or Executive Officer of American Tower or its subsidiary companies may purchase, sell or otherwise acquire or transfer any equity security of the Company during a Pension Fund Blackout Period if such person acquired such equity security in connection with his or her service or employment as a Director or Executive Officer of the Company.

Pension Fund Blackout Periods will be publicized throughout the Company by e-mail, through the portal, or by other means. You may also inquire with the Stock Plan Administrator at the Corporate Human Resources Department at 617-375-7500.

Questions regarding whether any of the restrictions to the definition of a Pension Fund Blackout Period apply to you should be directed to the Stock Plan Administrator at 617-375-7500.

6. Requirements

6.1 Reporting Violations

Anyone who violates this policy or any federal or state laws governing insider trading or Tipping, or knows of any such violation by any other Director, Executive Officer or other Company Person, or their Immediate Family Members, must report the violation immediately to the Corporate Legal Department at 617-375-7500. When the Corporate General Counsel learns of any such violation, he or she will be in consultation with outside legal counsel and will determine whether ATC should release any Material, Non-Public Information, or whether ATC should report the violation to the SEC or other appropriate governmental authority or take other action, including dismissal from employment.

6.2 Anti-Insider Reporting, Pre-clearance and Certification Procedures

All Company Persons will be required to certify their understanding of and intent to comply with this policy and may be required to re-certify compliance on an annual basis.

6.3 Additional Procedures for Insiders

Key Employees as defined in Schedule I are deemed to be Insiders and may trade in the securities of American Tower:

•Only during a window period; or
•According to a prearranged Trading Plan Rule 10b5-1 that was established by the Insider and submitted to the Company for approval during a window period.
Directors and Executive Officers are deemed to be Insiders and may trade in the securities of American Tower:

•Only during a window period; and
•Only after pre-clearing such trade with the Corporate Legal Department; or
•According to a prearranged Trading Plan Rule 10b5-1 that was established by the Insider and submitted to the Company for approval during a window period.

6.4 Window Periods

6.4.1 Each window period:

•Commences after ATC’s press release disclosing quarterly or annual financial results, or other Material Information concerning American Tower has been publicly available for one full Trading Day; and
•Expires on the 15th day (or if not a business day, the first business day following the 15th day) of the last month in the quarter during which the financial results were released, assuming no interim disclosure of Material Information.

This means that if Company Persons are Insiders, they can trade at the opening of the market on the second Trading Day after an announcement is made during or after trading hours.

6.4.2 Possible Exceptions to window periods:

•American Tower discloses Material Information during a window period, a trading blackout takes effect preventing trading by Insiders for one full Trading Day following the announcement.
•Senior management determines that a window period is unavailable or must be delayed if a material transaction or other event is pending but has not been publicly announced.
•Insiders aware of Material or Non-Public Information concerning the Company may not trade in Company securities even during applicable trading windows.
•If there is a blackout period or the window period is delayed or unavailable, the Company’s Corporate General Counsel may issue an advisory announcement to all affected parties or Company Persons or they may be notified when they seek pre-clearance for the transaction. Whether or not such advisory has been made, if Company Persons actually possess Material, Non-Public Information concerning the Company, they may not trade.

No Insider may, under any circumstances, disclose to any third party that a special blackout period has been designated or that the window period has been delayed or is unavailable. This includes communications to personal brokers. For this reason:

•The Insider must call personally to request all pre-clearance approvals.
•Insiders may not contact their brokers until after they receive pre-clearance.

6.5 Pre-Clearance of Transactions

An Insider who is a Director or Executive Officer must obtain pre-clearance from the Corporate Legal Department for all stock trades. Subject to the conditions in this policy being applicable, an Insider who is a Key Employee does not need to obtain pre-clearance for stock trades during a window period.

The American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP) has been designed so that enrollment decisions and purchases of stock fall within window periods, so no pre-clearance is required for enrollment or withdrawal. Once American Tower stock has been issued to an individual, pursuant to the ESPP, such stock is treated like any other American Tower stock owned by the individual, which means for all Insiders, that the stock received through the ESPP must be traded during a window period and, for Insiders who are Directors or Executive Officers, the trade must also be pre-cleared. Early withdrawal of funds set aside in an ESPP account is not prohibited by this policy, as the amount of funds held in the account does not depend upon the price of ATC stock.

Option exercises by Insiders who are Directors or Executive Officers require pre-clearance and must be during the window period if they involve a simultaneous sale of the stock, whether then owned or to be received upon exercise, or involve a cashless exercise.

The Corporate Legal Department will not accept calls from brokers regarding pre-clearance of trades for Insiders.

6.6 Rule 10b5-1 Trading Plans

Purchases or sales made pursuant to a binding contract, written plan or specific instruction, called a Trading Plan, which is adopted and operated in compliance with Rule10b5-1 are exempt from this policy, if such a Trading Plan (the following, collectively, the “Rule 10b5-1 Trading Plans Requirements”):

•is in writing;
•was submitted to the Company for review and approval by the Company prior to its adoption;
•was not adopted during a blackout period;
•provides for trades to occur more than once per quarter and is not otherwise a “single-trade plan”;
•provides that the first trade date under such plan shall be:

•For Directors and Executive Officers, the later of (1) 90 days following adoption or modification of such Trading Plan or (2) two business days following disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Trading Plan was adopted or modified (but not to exceed 120 days following Trading Plan adoption or modification); or

•For all other Company Persons, 30 days following adoption or modification of such Trading Plan; and
•For Directors and Executive Officers, includes a representation certifying, at the time of adoption or modification of such Trading Plan, that: (1) such Director or Executive Officer is not aware of material nonpublic information about the Company or its securities; and (2) such Director or Executive Officer is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Participants in a Trading Plan are not permitted to enter into multiple, overlapping Trading Plans.

Once a plan has been entered into, it should not be amended or terminated unless (i) the Participant would otherwise be permitted to enter into a new plan under both the federal securities laws and this policy and (ii) such amendment or termination complies with the Rule 10b5-1 Trading Plans Requirements.

6.7 Waivers

An Insider subject to the window period may, in extraordinary circumstances, apply to the Board of Directors for permission to enter into a transaction outside of the window period. The Board may grant waivers solely at its discretion and after consultation with the Corporate General Counsel.

6.8 Section 16 Compliance

All Directors, Executive Officers and certain Key Employees are subject to the Section 16 prohibition against buying and selling ATC stock within six months of each other, for short-swing profits, and are required to file Forms 3, 4 and 5 with respect to any purchase, sale and bona fide gifts of ATC stock.

The trading prohibitions and restrictions set forth in this policy are in addition to, not in lieu of, any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, for example, short-swing trading by Section 16 individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933.

7.    Responsibilities

7.1 Employees will:

7.1.1 Sign the certification upon hire and thereafter complete an electronic certification annually, to indicate his or her understanding and compliance with the policy.

7.1.2 Secure pre-clearance from the Corporate Legal Department when applicable.

7.2 Company Persons will:

7.2.1 Sign the certification upon hire or commencement of his or her assignment, to indicate his or her understanding and compliance with the policy.

7.3 The Company Person’s supervisor/manager will:

7.3.1 Communicate this policy to his or her Company Persons.

7.4 Directors will:

7.4.1 Sign the certification upon membership to the Board and annually thereafter.

7.4.2 Secure pre-clearance from the Corporate Legal Department when applicable.
7.5 The Corporate Legal Department will:

7.5.1 Distribute the certification to the Directors upon membership to the Board, and annually thereafter.

7.5.2 Review all requests for pre-clearance involving stock trades.

7.5.3 Respond to questions regarding this policy.

7.6 Corporate Human Resources will:

7.6.1 Distribute this policy to all Company Persons upon hire and distribute the electronic certification to Employees annually thereafter.

7.6.2 Obtain and maintain Company Person certifications.

7.6.3 Respond to questions regarding this policy.

7.6.4 Review all requests for pre-clearance involving transactions in benefit plans.

8. Distribution

This policy will be distributed to the following:

•All Company Persons
•All Directors

9. Ownership and Amendments

Ownership of this Policy belongs to the Corporate Legal Department. The Corporate General Counsel may amend this Policy and any such amendments, which may be approved by the Corporate General Counsel at any time in his or her sole discretion, will be evidenced in updates to this Policy.

Schedule I
Directors*
All members of the Board of Directors of American Tower Corporation or members of the Boards of Directors of any of the subsidiaries or affiliates of American Tower Corporation.

Executive Officers*
Those people identified as Executive Officers in the American Tower Annual Report to Stockholders, Proxy Statement and other periodic filings by the Company with the Securities Exchange Commission.
List of Key Employees

•Senior Vice Presidents
•Vice Presidents
•General Counsel
•Controller or Assistant Controller
•Chief Information Officer
•Chief Technology Officer
•Corporate Legal Department Personnel
•Corporate Finance and Tax Department Personnel
•Internal Audit Department Personnel
•Administrative Assistants to Executive Officers
•Regional CEO or President
•Regional COO
•Regional CFO or Controller
•Regional Senior Counsel/Division Counsel
•Regional Heads of Human Resources Department
•Regional Accounting Department Personnel, Manager and above
•Regional Finance Department Personnel at a Director level or above and members of their departments who are involved in financial reporting or financial planning and analysis
•IT Personnel, Senior Director and above

Discretionary Designations

The Company’s Corporate Legal and Human Resources Departments may, from time to time and in their reasonable discretion, designate certain employees or contractors or groups of employees or contractors who may not otherwise fall within the categories listed above as Key Employees for purposes of this Policy because of particular aspects of their job responsibilities. Such designations may be temporary or permanent, depending on the facts and circumstances in each case.

*Directors and Executive Officers of American Tower Corporation are identified in the Company’s Annual Report to Stockholders, Proxy Statement for its Annual Meeting and other periodic filings by the Company with the SEC. Directors of ATC’s subsidiaries and affiliates are not listed, but are covered by this policy.